UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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TRANSDIGM GROUP INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, February 23, 2012, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors, each to serve a three-year term and until a successor has been duly elected and qualified;

2. To conduct an advisory vote on compensation paid to the Company’s named executive officers;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2012; and

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 3, 2012 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 23, 2012

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 23, 2012.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=irol-irhome

TRANSDIGM GROUP INCORPORATED

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, February 23, 2012, at 9:00 a.m., local time. The Company is mailing this proxy statement and the accompanying notice and proxy form, along with the Company’s Annual Report to Stockholders, on or about January 23, 2012.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of three directors, an advisory vote on executive compensation and ratification of the Company’s selection of its independent accountants. The Company is not aware of any other matter that will be presented for your vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 3, 2012, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 50,607,635 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, February 23, 2012, at 9:00 a.m., local time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. Those employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, the Company urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. It is important to note that your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The three nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares voting on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Company’s independent accountants may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares voting on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company as of December 9, 2011 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock, each director and named executive officer of the Company and all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged.

Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1)
	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
Berkshire Fund VII, L.P.(2)	4,891,194	—	4,891,194	9.69%
Pennant Capital Management, L.L.C.(3)	2,960,978	—	2,960,978	5.86%
Lone Pine Capital LLC(4)	3,089,601	—	3,089,601	6.12%
Directors
William Dries	167	750	917	*
Mervin Dunn	1,301	7,155	8,456	*
Michael Graff(5)	20,194	55,251	75,445	*
Sean P. Hennessy	14,772	7,155	21,927	*
W. Nicholas Howley(6)	—	805,455	805,455	1.57%
Douglas W. Peacock(7)	19,333	7,155	26,488	*
Robert J. Small(8)	4,896,234	1,815	4,898,049	9.70%
Named Executive Officers
Raymond F. Laubenthal	60,069	340,458	400,527	*
Gregory Rufus	—	148,839	148,839	*
James Riley(9)	—	151,101	151,101	*
Bernt G. Iversen II	—	84,560	84,560	*
All directors and executive officers as a group (13 persons)(10)	5,012,070	2,029,074	7,041,144	13.41%

*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of December 9, 2011. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 9, 2011, but excludes shares underlying options held by any other person. Percentage of ownership is based on 50,489,380 shares of common stock of the Company outstanding as of December 9, 2011.
(2)

Information obtained from a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (f/k/a Stockbridge Special Situations Fund, L.P.) (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on June 6, 2011 and from information obtained from Berkshire Partners LLC. Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Fund VII and Fund VII-A. Stockbridge Associates LLC, a Delaware limited liability company (“SA”), is the general partner of SF, SFM, SARF and SOS. The managing members of 7BA are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Christopher J. Hadley, Sharlyn C. Heslam, Elizabeth L. Hoffman,

Ross M. Jones, Lawrence S. Hamelsky, Richard K. Lubin, Joshua A. Lutzker, David R. Peeler and Robert J. Small (the “Berkshire Principals”). Mr. Small is a director of the Company. The Berkshire Principals are also the managing members of Investors, Investors III and SA. Fund VII, Fund VII-A, Investors, Investors III, SF, SP, SFM, SARF and SOS often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment advisor to Fund VII and Fund VII-A (collectively, the “Funds”). Berkshire Partners, the Funds and 7BA acknowledge that they are part of a “group” for purposes of Section 13(d)(3) of the Exchange Act. Investors, Investors III, SF, SA, SP, SFM, SARF and SOS may also be deemed to constitute a part of a “group” along with Berkshire Partners, the Funds and 7BA for purposes of Section 13(d)(3) of the Act. However, the filing parties do not admit that Investors, Investors III, SF, SA, SP, SFM, SARF or SOS are a part of a group, or have agreed to act as a part of a group. Fund VII directly holds 3,406,694 shares of common stock with sole voting and dispositive power. Fund VII-A directly holds 636,891 shares of common stock with sole voting and dispositive power. As the sole general partner of Fund VII and VII-A, 7BA may be deemed to beneficially own 4,043,585 shares of common stock held by Fund VII-A; however, 7BA disclaims beneficial ownership thereof. As investment advisor to Fund VII and Fund VII-A, Berkshire Partners may be deemed to beneficially own shares of common stock held by Fund VII and Fund VII-A; however, Berkshire Partners disclaims beneficial ownership thereof. Investors owns 67,357 shares of common stock with sole voting and dispositive power. Investors III owns 17,090 shares of common stock with sole voting power and dispositive power. SF directly holds 479,985 shares of common stock with sole voting and dispositive power. SFM directly holds 76,517 shares of common stock with sole voting and dispositive power. SARF directly holds 3,497 shares of common stock with sole voting and dispositive power. SOS directly holds 44,501 shares of common stock with sole voting and dispositive power. As the sole general partner of SF, SFM and SARF, SA may be deemed to beneficially own shares of common stock held by SF, SFM and SARF. However, SA disclaims beneficial ownership of such shares of common stock. SP manages investments for its clients and has limited discretionary voting power in respect of common stock. SP owns 158,662 shares of common stock over which it shares voting power and has full dispositive power. By virtue of their positions as managing members of 7BA, Investors, Investors III, SA and Berkshire Partners, the Berkshire Principals may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS and SP. However, none of the Berkshire Principals, acting alone, has voting or investment power with respect to shares beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS or SP, and, as a result, each Berkshire Principal disclaims beneficial ownership of such shares of common stock. Two of the Berkshire Principals beneficially own shares of common stock, which are not reported as holdings under the Fund VII line item in the table above. Robert J. Small, a director of the Company, owns and has sole voting and dispositive power with respect to 5,000 shares of common stock (which are separately reported in the table) (see footnote (8) below). Ross M. Jones is a trustee of a foundation that owns 4,000 shares of common stock and has shared voting and shared dispositive power with respect thereto. The address of each reporting person is c/o Berkshire Partners LLC, 200 Clarendon Street, 35th Floor, Boston, Massachusetts 02116.

(3)	Number of shares held obtained from a Form 13F-HR filed by Pennant Capital Management, L.L.C. with the Securities Exchange Commission on November 14, 2011 with respect to its holdings as of September 30, 2011. Contact and related party/filing person information obtained from a Schedule 13G/A filed by Alan Fournier, Pennant Capital Management, L.L.C. and Pennant Windward Master Fund, L.P. with the Securities Exchange Commission on February 14, 2011. Mr. Fournier and Pennant Capital Management have shared power to vote and dispose of the shares. The addresses of both Mr. Fournier and Pennant Capital Management, L.L.C. is 26 Main Street, Suite 203, Chatham, New Jersey 07928.
(4)

Number of shares held obtained from a Form 13F-HR filed by Lone Pine Capital LLC with the Securities Exchange Commission on November 14, 2011 with respect to its holdings as of September 30, 2011. Information obtained from a Schedule 13G/A filed February 15, 2011 by Lone Spruce, L.P. (“Lone Spruce”), Lone Balsam, L.P. (“Lone Balsam”), Lone Sequoia, L.P. (“Lone Sequoia”), Lone Cascade, L.P. (“Lone Cascade”) , Lone Sierra, L.P. (“Lone Sierra”), Lone Pine Associates LLC (“Lone Pine Associates”), Lone Pine Members LLC (“Lone Pine Members”), Lone Pine Capital LLC (“Lone Pine Capital”) and

Stephen F. Mandel, Jr. Shares are directly owned by Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra. Lone Pine Associates may be deemed to beneficially own the shares held by Lone Spruce, Lone Balsam and Lone Sequoia. Lone Pine Members may be deemed to beneficially own the shares held by Lone Cascade and Lone Sierra. In addition, Lone Pine Capital is the investment manager for Lone Cypress, Ltd. (“Lone Cypress”), Lone Kauri, Ltd. (“Lone Kauri”) and Lone Monterey Master Fund, Ltd. (“Lone Monterey Master Fund”) and may be deemed to beneficially own shares held by each of them. Mr. Mandel may be deemed to beneficially own the shares held by Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund. The address of the business office of each of the foregoing persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(5)	Includes 3,382 shares held by Mr. Graff as custodian for minor children.
(6)	Includes options to purchase 43,537 shares that are held by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(7)	Includes 18,546 shares held by The Lois A. Peacock Revocable Trust, a trust of which Mr. Peacock’s wife is the trustee and Mr. Peacock is a beneficiary.
(8)	Includes 4,891,194 shares held by entities related to Berkshire Fund VII, L.P. (see footnote (2) above). Mr. Small disclaims beneficial ownership of all shares owned by the Berkshire entities except to the extent of any pecuniary interest therein.
(9)	Mr. Riley voluntarily resigned from the Company effective December 31, 2011.
(10)	Includes shares subject to options exercisable within 60 days of December 9, 2011. Includes (i) 3,382 shares held by Mr. Graff as a custodian for minor children (see footnote (5) above), (ii) 43,537 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl Investments, Ltd. (see footnote (6) above), and (iii) 18,546 shares held by The Lois A. Peacock Revocable Trust, which Mr. Peacock may be deemed to beneficially own (see footnote (7) above).

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three staggered classes of directors, each consisting of the same or nearly the same number of directors. The total number of directors is currently fixed at seven. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. At the annual meeting, the terms of the Class III directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Dries, Howley and Small. The three nominees receiving the most votes will be elected as Class III directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election as Class III Directors at the Annual Meeting

Name	Age	Length of Service as Director	Position with the Company
W. Nicholas Howley	59	Since 2003	Chief Executive Officer and Chairman of the Board of Directors of the Company
William Dries	60	Since 2011	Director
Robert Small	45	Since 2010	Director

Mr. Howley was named Chairman of the Board of Directors in July 2003. Mr. Howley has served as Chief Executive Officer of the Company since December 2005 and of TransDigm Inc. since December 2001. Mr. Howley served as President of the Company from July 2003 until December 2005 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley is a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes. Through October 2011, Mr. Howley was a director of Satair A/S, a Danish public company that is an aerospace distributor, including a distributor of the Company’s products.

Mr. Dries was named a director of the Company in April 2011. Mr. Dries is a certified public accountant. From 2002 until 2011, was Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products. Prior to that, Mr. Dries served as a consultant to Goodrich Corporation and was employed by Coltec Industries Inc., United Dominion Industries, Inc. and Ernst & Young LLP. Mr. Dries is a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes. Mr. Dries was appointed as a director by the Board of Directors in April 2011 at the recommendation of the Nominating and Governance Committee. Mr. David Barr, a former director and a managing director of Warburg Pincus who had originally served on the Board as a representative of Warburg, had indicated that he would like to resign from the Board in light of the fact that Warburg no longer owned shares in the Company. Messrs. Graff and Howley suggested Mr. Dries as a possible director candidate, having served with Mr. Dries on the board of directors of Polypore International. Mr. Dries was one of several potential directors discussed by the Nominating and Corporate Governance Committee. Mr. Dries was ultimately recommended by the Nominating and Corporate Governance Committee in light of his qualifications discussed under “CORPORATE GOVERNANCE—Nominating and Corporate Governance Committee.”

Mr. Small was named a director of the Company in March 2010. Mr. Small has been a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 and initially joined the firm in 1992. For the past four years, Mr. Small has directed Stockbridge Partners LLC, a specialized investment group within Berkshire focused on marketable securities, since its inception in 2007. Mr. Small was formerly a director of Hexcel Corporation, a composite materials producer primarily for aerospace and wind energy applications.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

Business Experience of Class I and Class II Directors

The following table sets forth certain information concerning the Company’s other directors:

Name	Age	Position with the Company
Mervin Dunn	58	Director
Michael Graff	60	Director
Sean P. Hennessy	54	Director
Douglas W. Peacock	73	Director

Mr. Dunn was named a director of the Company in September 2007. Mr. Dunn is the Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market. Mr. Dunn has been with Commercial Vehicle Group, Inc. since November 1999. Mr. Dunn is also a director of Commercial Vehicle Group, Inc.

Mr. Graff was named a director of the Company in July 2003. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and as a general partner of Warburg Pincus & Co., a private equity firm, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to joining Warburg Pincus, Mr. Graff was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff is a director of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, and Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes.

Mr. Hennessy was named a director of the Company in April 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. Mr. Hennessy is a certified public accountant.

Mr. Peacock was named a director of the Company in July 2003. Mr. Peacock was a founder of TransDigm Inc. and served as its President from 1993 to 1998, its Chief Executive Officer from 1993 to 2001 and its Chairman from 1993 until July 2003.

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees. In 2011, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually in arrears.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually in arrears.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, the Company had historically paid a $10,000 annual stock grant to directors. However, in fiscal 2009, the Board determined that the directors would instead receive approximately $50,000 (valued on a Black Scholes basis) of stock options granted on the same terms and conditions as those granted to Company employees, which would provide compensation for services provided in each of fiscal years 2009 through 2013. The grants, made in November 2008 to non-employee directors serving at that time, were to purchase 15,900 shares of common stock at a price of $27.08 and vest over five years. Mr. Small received a grant of options to purchase 5,500 shares of common stock on April 23, 2010 at a price of $56.71, which options will vest over three and a half years and are in lieu of annual equity compensation for Mr. Small’s service as a director for fiscal 2010 through 2013. Mr. Dries received a grant of options to purchase 3,000 shares of common stock on April 28, 2011 at a price of $81.50, which options will vest over two and a half years and are in lieu of annual equity compensation for Mr. Dries’ service as a director for fiscal 2011 through 2013. The terms of the options are discussed in greater detail under “Executive Compensation.”

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife medical and dental insurance coverage comparable to that they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2011 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2011 was $27,240 and the cost of the gross-up payment for 2010, paid in January 2011, was $12,436.

The following table sets forth the compensation paid to the Company’s non-employee directors during 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David Barr(4)	10,013	29,926	—	—	39,939
William Dries(4)	9,062	14,938		—	24,000
Mervin Dunn	24,074	29,926	—	19,829	73,829
Michael Graff	29,574	29,926	—	19,829	79,329
Sean P. Hennessy	41,574	29,926	—	19,829	91,329
Douglas W. Peacock	61,500	—	—	59,505	121,005
Robert J. Small	59,500	—	—	—	59,500

(1)	Messrs. Barr, Dries, Dunn, Graff and Hennessy elected to receive all of their semi-annual board retainer fees as stock. The shares were issued on March 15, 2011 (except to Mr. Dries, who was not then serving) and September 15, 2011 (except to Mr. Barr, who was not then serving), on which dates the closing prices of the common stock on the New York Stock Exchange were $79.72 and $89.45, respectively.
(2)	The amount reported represents the grant date fair value of stock options awarded during 2011 under the Company’s 2006 Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2011 for information on the grant date fair value of awards and a description of the assumptions used in that computation.
(3)	Includes amounts paid under the Company’s dividend equivalent plans (and, for Mr. Graff, an amendment to his option agreement dated June 2004 to conform the dividend equivalent payment provisions in his option agreement to the dividend equivalent plans). Also includes $39,676 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.
(4)	Mr. Barr resigned from the Board on April 14, 2011. Mr. Dries was appointed director April 19, 2011, replacing Mr. Barr.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy.

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, president and chief operating officer, chief financial officer, division presidents, controllers, director of treasury management and chief internal auditor (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code to the Audit Committee. Only the Audit Committee or the Board of Directors may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions, interactions and working relationships of the Company’s employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s customers, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit Committee or to Business Controls, Inc., a third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Board Composition

The Company’s Board of Directors is divided into three staggered classes of directors, each consisting of the same or nearly the same number of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2012 for the Class III directors (the meeting to which this proxy statement relates), 2013 for the Class I directors and 2014 for the Class II directors.

•	The Class I directors are Messrs. Dunn and Graff;

•	The Class II directors are Messrs. Hennessy and Peacock; and

•	The Class III directors are Messrs. Dries, Howley and Small.

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at seven. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of the Company’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of the Company’s management or a change in control.

Independence of Directors

During fiscal 2011 all of the directors, other than Mr. Howley, were considered to be “independent directors” within the meaning of the New York Stock Exchange’s listing standards. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” The Company does not have separate criteria for determining independence, different from the NYSE listing standards.

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board of Directors. The Board believes that combining the function of Chief Executive Officer and Chairman of the Board is appropriate for the Company because it ensures that the Board of Directors focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This combined role is balanced by the independence of the other directors and the role of the presiding director described below.

Presiding Director

The Board rotates the responsibilities of presiding at meetings of non-management directors from meeting to meeting.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management. Members of management regularly communicate with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers annually meet in person to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a written summary of its findings to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

During the fiscal year ended September 30, 2011, the Board of Directors held six meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2011. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders. However, the Company expects that directors will attend if possible. One director attended the 2011 annual meeting of stockholders.

After each meeting of the Board of Directors, non-management directors (all of whom are also independent) meet independently of the Chairman of the Board. In fiscal 2011, the non-management directors met after each regularly scheduled Board meeting.

Board Committees

During fiscal 2011, the Board of Directors had an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The Board of Directors has approved written charters for the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com and are available to any stockholder in writing upon request to the Company. Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee conducts a self evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consisted of Messrs. Howley (Chairman), Peacock and David Barr until April 22, 2011 and currently consists of Messrs. Howley (Chairman), Peacock and Small, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2011, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists the Board of Directors in identifying and recommending nominees for election as directors; recommends to the Board qualifications for committee membership, structure and operation; recommends to the Board directors to service on each committee; develops and recommends to the Board corporate governance policies and procedures; provides oversight with respect to corporate governance and ethical conduct; and leads the Board in its annual performance review. The Nominating and Corporate Governance Committee also oversees the Company’s succession planning. The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, its performance under its charter. The Nominating and Corporate Governance Committee held six meetings during fiscal year 2011.

The Nominating and Corporate Governance Committee was comprised of Messrs. Peacock (Chairman), Dunn and Hennessy until April 22, 2011 and currently consists of Messrs. Peacock (Chairman), Dries, Dunn and Graff. Each of Messrs. Peacock, Dries, Dunn, Graff and Hennessy is an independent director within the meaning of the NYSE’s listing standards.

In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Company’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee considers members’ qualification as independent, as well as diversity, age, strategic and financial skills and experience in the context of the needs of the Board, as a whole. The Nominating and Corporate Governance Committee charter requires the selection of prospective Board members with personal and professional integrity, who have demonstrated appropriate ability and judgment and who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company and its stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, and the Governance & Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its stockholders. Other than the consideration of diversity as one of the factors to be considered in recommending a director nominee consistent with the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee does not have a policy specifically focused on diversity.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Nominating and Corporate Governance Committee then establishes a pool of potential director candidates from recommendations from the Board, senior management and stockholders.

Each of the members of the Board was chosen to be a director or nominee because the Board and the Nominating and Corporate Governance Committee believed that he had demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive officer positions in organizations that have provided experience in management and leadership development. The Board and the Nominating and Corporate Governance Committee believes that these skills and qualifications combined with each director’s diverse background and ability to work in a positive and collegial fashion benefit the Company and the Company’s stockholders by creating a strong and effective Board. Set forth below are the conclusions reached by the Nominating and Corporate Governance Committee with respect to each member of the Board or nominee:

Nick Howley. As a cofounder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the Chief Executive Officer of the Company since December 2005 and of TransDigm Inc. since December 2001, President of the Company from July 2003 until December 2005 and President of TransDigm Inc. from December 1998 through September 2005, Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

William Dries. As a certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing of highly engineered industrial products, and as director and audit committee member of another NYSE-listed public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also useful for the Company.

Mervin Dunn. As Chief Executive Officer of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive of a public company, all of which are useful to the Board.

Michael Graff. Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions, as well as significant public company board experience, both acquired through his position as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms. Additionally, with his aerospace industry experience, including as the President of Business Aircraft of Bombardier and President and Chief Operating Officer of Bombardier Aerospace Group, and his previous management consulting background at McKinsey, Mr. Graff is valuable to the Company.

Sean Hennessy. As a certified public accountant and the chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as chair of its Audit Committee.

Douglas Peacock. As a cofounder of the Company and the retired Chief Executive Officer and Chairman of the Board of TransDigm Inc., as well as a diverse and lengthy experience at the senior management level in a broad range of engineered products, Mr. Peacock brings to the Board an extensive understanding of the Company’s business and he plays an integral role in shaping the Company’s strategic direction.

Robert Small. Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on his years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire Partners LLC’s companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 between October 26, 2012 and November 25, 2012. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee

The Audit Committee oversees a broad range of issues surrounding the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee (i) assists the Board of Directors in monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, (iii) provides a medium for consideration of matters relating to any audit issues, and (iv) prepares the Audit Committee report that the SEC rules require be included in the Company’s annual proxy statement. The Audit Committee reviews and evaluates, at least annually, its performance under its charter. The Audit Committee held six meetings during fiscal year 2011.

The members of the Audit Committee were Messrs. Hennessy (Chairman), Peacock and Graff until April 22, 2011 and are currently Messrs. Hennessy (Chairman), Dries, Peacock and Small. The composition of the Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The Board has determined that Messrs. Hennessy and Dries are Audit Committee financial experts. See “Business Experience of Directors” for a description of Mr. Hennessy’s and Mr. Dries’ relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and within the meaning of the NYSE’s listing standards.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executives, oversees the Company’s compensation and employee benefit plans and practices, and produces the annual report that the SEC rules require be included in the Company’s annual proxy statement. The Compensation Committee has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee held six meetings during fiscal year 2011.

The members of the Compensation Committee are Messrs. Graff (Chairman), Dunn, Hennessy and Small, each of whom is an independent director within the meaning of the NYSE’s listing standards. Mr. Hennessy was added as an additional member on the Compensation Committee in April 2011.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Compensation Committee is comprised of Messrs. Graff, Dunn, Hennessy and Small. Mr. Hennessy was added as an additional member on the Compensation Committee in April 2011. Mr. Graff is Chairman of the Compensation Committee.

2011 Executive Summary

2011 Financial Performance and Highlights

Fiscal 2011 was a year of significant achievements for the Company. Sales and earnings rose sharply in fiscal 2011 with the largest set of acquisitions in the Company’s history and continued high margin organic growth. The following are highlights of 2011 performance that impacted the Compensation Committee’s decisions with respect to 2011 compensation:

•	Sales rose 46% to $1.2 billion.

•	Net income rose 5.3% to $172 million, or $3.17 per share.

•	EBITDA As Defined rose 43% to $590 million.

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Intrinsic value on a fully diluted basis—meaning a multiple of EBITDA less net debt divided by the fully diluted shares, which is the manner in which the Company measures its option performance—rose 50.7% during the year, and the market value of the Company’s stock rose sharply.

•	The Company significantly outperformed the S&P Midcap 400 and the S&P Midcap 400 S&P Aeropsace & Defense indices over the previous year, as well as over a three-year and five-year period.

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The Company completed its largest ever acquisition—that of McKechnie Aerospace—for $1.27 billion and its third largest acquisition—that of Schneller LLC—for $288 million, in addition to the acquisition of the Talley Actuation product line.

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To fund the McKechnie Aerospace acquisition, the Company completed a comprehensive $3.1 billion refinancing and months later re-priced the $1.55 billion senior portion of the debt at a lower interest rate and with the elimination of some covenants.

•	The Company sold two businesses acquired in the McKechnie Aerospace transaction that did not fit with the Company’s overall direction and strategy, at favorable prices.

•	The Company underwent several consolidations expected to generate productivity savings over the next 12 to 24 months.

The Board of Directors commended the management team’s leadership in navigating the Company through a very difficult market and continuing to pursue the Company’s long-term value drivers. The Compensation Committee believes that the Company’s activities in 2011 created significant value for Company shareholders during 2011 and in the long-term.

2011 Compensation Committee Actions

In consideration of the significant growth of the Company over the last few years and in order to retain the Company’s executives, and always keeping in mind the alignment of executive compensation with Company performance and the interests of executive officers with those of shareholders, the Committee implemented the following measures with respect to executive compensation:

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Increased executive officer cash compensation in light of the Company’s growth—realigning compensation with the Company’s peers, while maintaining the consistent philosophy of paying management cash compensation below the median of the marketplace and relying instead on performance-based equity compensation.

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Revised the operational targets for all outstanding options under the Company’s Stock Incentive Plan to reduce the targeted growth from 12.5% per year for minimum vesting and 20% per year for maximum vesting in February 2011 in light of the Company’s growth and consistent with the Company’s long-held philosophy, based the belief of the Board of Directors that 17.5% growth is more consistent with current net returns from larger, well performing private equity funds and more consistent with the performance criteria for well performing equities.

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Granted additional retention grants to existing option holders, as a retention tool and to stagger option vesting dates among existing optionholders, in recognition that a substantial number of options held by the management team would vest in 2013. For executive officers who received grants in 2011, the options will vest in 2014 and 2015 and, because of the performance-based nature of the grants and the fact that the Compensation Committee views performance in terms of long-term contributions, provide that if the executive officer’s employment terminates by reason of death, disability, termination without cause or termination for good reason, a portion of the options may continue to vest in accordance with their terms post-employment.

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Approved an amendment to all outstanding options under the Company’s Stock Incentive Plan to add a market based “sweep,” which provides that all options will accelerate and become fully vested if the closing price of the Company’s common stock on the New York Stock Exchange exceeds $160 per share on any 60 trading days during any consecutive 12-month period.

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Approved amendments to all outstanding option agreements of executive officers to extend the period of exercisability of options post-termination for executive officers to the remainder of the term of the option in the event of termination for death, disability, without cause or for good reason (each as defined in the applicable executive officer’s employment agreement) (previously one year for death or disability and six months for termination for good reason or without cause), in light of the significant option holdings of the executives and the Company’s significant stock ownership requirements.

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Extended employment agreements with the Chief Executive Officer, Chief Financial Officer and Chief Operation Officer and entered into employment agreements with those executive officers who did not formerly have employment agreements.

Objectives of the Executive Compensation Program

The primary objective of the Compensation Committee in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value.

In light of the Compensation Committee’s objective, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries, (ii) discretionary bonuses, (iii) grants of performance based options, and (iv) retirement and welfare benefits, although the executive compensation program is heavily weighted towards compensation through performance-based options. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably, both from an internal and external perspective. Each of these elements is discussed below.

The Company was a privately held company until March of 2006. As a private equity portfolio company, management had an opportunity to earn a significant amount of compensation based on its equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value. To that end, the Compensation Committee and the Board of Directors adopted a new equity-based incentive compensation program for management in fiscal 2008 pursuant to the Company’s 2006 Stock Incentive Plan, which was implemented in the first quarter of fiscal 2009. Because of this opportunity to realize a significant appreciation in the Company’s equity value, the

Compensation Committee has historically provided, and intends to continue to provide, executive officers with a cash compensation package that compensates them below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information. The Compensation Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations. The Compensation Committee determines Mr. Howley’s salary and bonus and approves option awards, if any, for Mr. Howley, without input from Mr. Howley with respect thereto. Individual performance, including the performance of the executive officer’s business unit, if applicable, market conditions and other factors are considered in determining compensation.

Elements of the Executive Compensation Program

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through increased equity value. The base salaries and certain other annual compensation for the Company’s executive officers in fiscal 2011 were determined with reference to the experience of the officers, the Company’s past practice and the officers’ individual performance. Pursuant to their employment agreements, the named executive officers receive certain additional benefits described herein.

After initial assessments of the competitiveness of the cash compensation paid to the Company’s executive officers, operating unit presidents and staff compared to selected peer groups in 2006 and 2007, the Compensation Committee engaged a consultant to do periodic updates of its surveys with respect to salaries and bonuses, including engaging Pay Governance in November 2010. Pay Governance did not provide any other services to the Company. The Compensation Committee considered the results of the salary survey in setting 2011 compensation. In its review Pay Governance reviewed surveys of human resource consulting firms and proxies of the following peer group: Ametek Inc., Baldor Electric Co., BE Aerospace Inc., Crane, Donaldson Company, Inc., Dresser-Rand Group Inc., FLIR Systems, Inc., Gardner Denver Inc., Hologic Inc., IDEX Corporation, Illumina Inc., Itron, Inc., KLA-Tencor Corporation, Lam Research Corporation, Moog Inc., Pall Corp., PerkinElmer Inc., Roper Industries Inc., Snap-on Inc., Teleflex Incorporated, Trimble Navigation Limited, Trinity Industries Inc., Triumph Group, Inc. and Waters Corp.

Consistent with the factors annually considered by the Compensation Committee and its consideration of the Pay Governance salary survey, the Compensation Committee determined that, for calendar year 2011, the base salaries of the named executive officers other than Mr. Howley, namely, Messrs. Gregory Rufus, Raymond Laubenthal, James Riley and Bernt Iversen should be $340,000, $430,000, $300,000 and $270,000 per year, respectively.

Consideration of Mr. Howley’s 2011 salary (customarily undertaken in November of each year) was deferred while the Compensation Committee and Mr. Howley considered other means of compensating Mr. Howley, namely, the possibility that Mr. Howley would agree to forego all or a portion of his cash compensation and receive, in lieu thereof, equity compensation primarily in the form of a significant grant of performance-based options. Mr. Howley had proposed such an arrangement to the Compensation Committee and the Compensation Committee and Mr. Howley engaged in discussions about such possibility. Ultimately, the Compensation Committee and Mr. Howley mutually agreed to continue the current compensation model, as in the best interests of the Company. In connection with its consideration of a different pay structure for Mr. Howley and also in connection with the Company’s proposal to increase the number of shares under the

Stock Incentive Plan which was approved at the 2011 annual meeting, the Compensation Committee engaged Veritas Executive Compensation Consultants, LLC to review the chief executive officer’s compensation. Veritas did not provide any other services to the Company. In December 2010, Veritas presented information about CEO compensation and alternative payment arrangements for CEOs. As part of that information, Veritas included an analysis of CEO compensation for a peer group of high-tech manufacturing companies—many of whom had higher enterprise value than the Pay Governance peer group—deemed appropriate by Veritas and more appropriate to the size of the Company, in light of the McKechnie acquisition and recent growth. Specifically, this peer group consisted of companies against which the Company competes for business or employees and/or that are similar in size or scope to the Company. The peer group included: Ametex, Inc., BorgWarner Inc., Flowserve Corporation, Garmin Ltd., Genuine Parts Company, Goodrich Corp., Harris Corporation, Illumina, Inc., ITT Corporation, L-3 Communications Holdings, Inc., Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Textron Inc., TRW Automotive Holdings Corp, and Waters Corporation. The Compensation Committee averaged the Pay Governance and Veritas data and, aiming to pay cash compensation at approximately 85% of the 50th percentile of the Company’s peers, in February 2011, the Company and Mr. Howley entered into an Amended and Restated Employment Agreement wherein his calendar year 2011 salary was set at $740,000, retroactive to January 1, 2011. Additional provisions of Mr. Howley’s Amended and Restated Employment Agreement are discussed under “—Employment Agreements” on pages 33 through 35.

At the same time, in light of the significant growth of the Company due to recent acquisitions and its desire to retain its executive management, the Compensation Committee decided to increase the base compensation of the remainder of its executive management team by a comparable percentage (as compared to 2010 cash compensation) to that given to Mr. Howley, to enter into new amended and restated employment agreements with Messrs. Rufus and Laubenthal and to enter into employment agreements with the remaining executive officers who were not already party to employment contracts. Thus, in March 2011, the salaries of Messrs. Rufus, Laubenthal, Riley and Iversen were adjusted to $395,000, $500,000, $350,000 and $310,000, respectively, on a going forward basis for calendar year 2011. A summary of the terms of the employment agreements is included under “—Employment Agreements” on pages 35 through 37.

Annual Incentives

The Compensation Committee formalized a performance-based bonus program for corporate officers in 2009. For corporate officers, target bonus amounts based on of a percentage of the officer’s salary are set at the beginning of the year. Actual awards are determined at the discretion of the Compensation Committee. Factors considered by the Compensation Committee in establishing awards will generally include, but not be limited to, financial performance, corporate performance, and individual performance. Financial performance measures will be based primarily on Company EBITDA and return on investment. Corporate performance is meant to subjectively evaluate the overall performance of the Company during the year taking into account a broad range of factors that impacted the Company’s performance. It is not intended to be a numerical weighting of various factors. Items to be considered in evaluating the Company’s corporate performance will generally include, but not be limited to, (1) degree of difficulty in the business plan, the market environment and general operating conditions, (2) performance against the Company’s value creation goals, (3) specific organization or department-wide achievements, efforts or problems and (4) various other factors that may be unique to the business or the overall environment during the year. Individual performance is meant to subjectively evaluate the overall performance of the individual corporate officer taking into account a broad range of factors. Like the corporate performance, it is not intended to be a numerical weighting of factors. Items to be considered in evaluating individual performance will generally include, but not be limited to, (1) the degree of difficulty and effectiveness in performing the officer’s job given the overall market environment, operating conditions and flexibility and responsiveness required, (2) performance by the officer in implementing the Company’s value drivers, (3) exhibiting a clear pattern of open, honest and regular communication within the company and, if applicable, investors and the board of directors, (4) engaging in effective succession planning and organizational development, (5) performance in the specific requirements of the officer’s job, including awareness and compliance with both specific Company policies and laws and regulations specific to the business environment, or, in the case of Mr. Howley, support, maintenance and regular evaluation of the effectiveness of the Company’s long-term value focused strategy including the business and product definitions, the organization structure, the value drivers focus and acquisition activity and (6) various other factors that may be unique to the specific job or the overall environment during the year.

For 2011, in determining bonuses, the Compensation Committee generally noted that the Company performed well compared to its business plan and compared to the market and its peers, the Company did well in all of its value drivers and the Company integrated approximately six new operating units with minimal disruption. Messrs. Rufus’s, Laubenthal’s, Riley’s and Iversen’s target bonuses were set at 65%, 80%, 65% and 65%, respectively, of their annual salaries or, in dollars, $256,750, $400,000, $227,500, and $201,500, respectively. Based on the Compensation Committee’s evaluation of the individual performance of each of these officers, the Compensation Committee determined that Mr. Rufus should be awarded a bonus of $280,000 for fiscal 2011, or 109% of his target bonus, Mr. Laubenthal should be awarded a bonus of $500,000 for fiscal 2011, or 125% of his target bonus, Mr. Riley should be awarded a bonus of $260,000 for fiscal 2011, or 114% of his target bonus, and Mr. Iversen should be awarded a bonus of $201,500 for fiscal 2011, or 100% of his target bonus. The increase in Mr. Laubenthal’s bonus over his target bonus was due to Mr. Laubenthal’s leadership and contribution to the Company’s strong performance in a very busy and hectic year and his rising to the challenges of a rapidly growing and changing business and more specifically, in part, to the perceived success of the Company’s succession planning process in light of the Company’s internal promotion rate during a period of a high rate of change in positions.

For 2011, Mr. Howley’s target bonus was set at 115% of his annual salary, or, in dollars, $851,000. Based in part on the fact that the Company, under Mr. Howley’s leadership, was outstanding in its success at creating shareholder value and exceeded all financial targets and successfully integrated a very large acquisition during the fiscal year, the Compensation Committee determined that Mr. Howley should be awarded a bonus of $1,000,000 for fiscal 2011, or 117.5% of his target bonus.

Equity Based Incentives

Options

It is the Committee’s goal that the largest portion of management’s potential earnings come from growth in the Company’s equity value. The Company believes that stock option grants are, and will continue to be, a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing stockholder value by aligning the interests of the Company’s stockholders with the interests of management.

At the time of the Company’s leveraged buyout in 2003, management received significant grants of options. The vast majority of those options vested based on the achievement of annual and cumulative performance targets. Substantially all of the options granted pursuant to the 2003 Stock Option Plan vested as of September 30, 2008. Thus, the Board of Directors in fiscal 2008 created a new long-term incentive model, in a public equity context, to match the highly successful model that had been in place during the Company’s past ownership by private equity sponsors. Accordingly in November 2008 the Committee made additional significant grants of option awards subject to five year vesting. In light of this, the Committee does not typically make annual grants of options to executive officers. Rather, it has historically granted additional options in connection with hirings, promotions and the assumption of increased responsibilities.

The stock options granted under the Stock Incentive Plan vest solely based on the achievement of specific performance-based targets. With respect to the 2008 grants and subsequent grants made in connection with hiring or promotion, up to 75% of the options vest in annual increments over five years based on the Company meeting certain annual operational targets (the “annual operational targets”) and up to 25% of the options vest at the end of the five-year period based on the Company meeting certain cumulative operational targets defined in the stock option agreement. Annual operational targets are calculated based on a ratio of (a) the excess of (i) the product of

EBITDA As Defined and a fixed multiple over (ii) net debt (adjusted for dividends and other equity transactions) to (b) the Company’s number of diluted shares as of such date (the “operational performance per diluted share”). The operational targets will allow for minimum vesting if growth in the Company’s operational performance per diluted share equals or exceeds 10% per year and will provide for maximum vesting if growth equals or exceeds 17.5% per year. The Committee revised the operational targets for all outstanding options under the Stock Incentive Plan during the fiscal year to reduce the targeted growth from 12.5% per year for minimum vesting and 20% per year for maximum vesting in February 2011 in light of the Company’s acquisition of McKechnie Aerospace Holdings, Inc. and other recent acquisition activity and consistent with the Company’s philosophy that its equity compensation would be based on a private equity model, based the Board’s belief that 17.5% growth is more consistent with current net returns from larger, well performing private equity funds and more consistent with the performance criteria for well performing equities. If the operational performance per diluted share exceeds the maximum vesting target in an applicable year, the operational targets allow for participants to treat such excess amounts as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of eligible operational performance options would otherwise have vested for such fiscal years.

In 2011, recognizing that a substantial number of options held by the executive management team would vest in 2013, the Compensation Committee began to make additional retention grants to existing option holders, as a retention tool and to stagger option vesting dates. The 2011 retention grants vest in 2014 and 2015 and vest 50% upon the achievement of annual operational targets in each of those years. The annual operational targets were calculated in the same manner and with the same growth targets as outstanding five year grants expiring in those same years. If the operational performance per diluted share exceeds the maximum vesting target in an applicable year, the operational targets allow for participants to treat such excess amounts as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) (including under earlier grants with vesting in earlier years) if less than the full amount of eligible operational performance options would otherwise have vested for such fiscal years. In connection with these new grants, the Compensation Committee approved amendments to outstanding option agreements under the Stock Incentive Plan for those persons receiving retention grants, providing for a two-year catch up provision for vesting in 2012 and 2013 if annual operational performance targets are exceeded in 2014 and 2015. All of the existing executive officers received grants of these shorter term awards in 2011.

With respect to both annual and cumulative operational targets, in certain limited situations, including but not limited to in the event of any dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution of Company assets to stockholders, or any other extraordinary or non-recurring change affecting the Company or the share price of the stock, or changes in applicable laws, regulations or accounting principles, the Committee may make such equitable adjustments as it determines are necessary to such targets to prevent dilution or enlargement of the stock option benefits.

In addition, in the event of a change in control, performance vesting options shall become fully vested if the stockholders have achieved specified rates of return which vary based on the date of the change in control. Further, in February 2011, the Compensation Committee approved an amendment to all outstanding options under the Stock Incentive Plan to add a market based “sweep,” which provides that all options will accelerate and become fully vested if the closing price of the Company’s common stock on the New York Stock Exchange exceeds $160 per share on any 60 trading days during any consecutive 12-month period.

In February 2011, the Compensation Committee and the Board of Directors, as applicable, approved amendments to all outstanding option agreements of executive officers to extend the period of exercisability of options post-termination for executive officers to the remainder of the term of the option in the event of termination for death, disability, without cause or for good reason (each as defined in the applicable executive officer’s employment agreement) (previously one year for death or disability and six months for termination for good reason or without cause).

In April 2011, the Compensation Committee approved an amendment to the option agreements entered into in March 2011 to executive officers (other than Mr. Howley, whose option agreements already contain similar provisions) with options vesting in 2014 and 2015 to provide that if the executive officer’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if the termination is on or after October 1, 2011 but prior to October 1, 2012, 20% of the remaining options will continue to vest in accordance with their terms; if the termination is on or after October 1, 2012 but prior to October 1, 2013, 40% of the remaining options will continue to vest in accordance with their terms; if the termination is on or after October 1, 2013 but prior to October 1, 2014, 60% of the remaining options will continue to vest in accordance with their terms; if the termination is on or after October 1, 2014 but prior to October 1, 2015, 80% of the remaining options will continue to vest in accordance with their terms; and if the termination is on or after October 1, 2015, 100% of the remaining options will continue to vest in accordance with their terms. If the option vests after termination of employment under circumstances which would have a limited post-termination exercise period, the executive officer will have at least six months following the vesting of the option in which to exercise the option.

The option agreements for certain of the optionees, currently totaling 22, including all of the Company’s executive officers and operating unit presidents, include a provision to gross up any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control.

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,783,250 shares of common stock were granted to executive officers and managers under the program in fiscal 2011. The number of shares subject to the Stock Incentive Plan is 8,119,668 shares, of which 4,000,000 shares are limited to issuance upon exercise of awards of performance-based stock options. 3,400,151 shares remain available for granting under the Stock Incentive Plan. In addition, 77,829 shares remain available for granting under the 2003 Stock Option Plan.

For more information regarding the aggregate options held by and granted to the named executive officers, please refer to the tables on pages 24 through 26.

Stock Ownership Guidelines

In addition to the reliance on performance vesting for options granted under the Stock Incentive Plan, the Company also retains the concept from the private equity market that management should be required to maintain a significant investment in the Company. Therefore, during their employment, a majority of the Company’s existing option holders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require the Company’s Chief Executive Officer to retain shares or in-the-money vested options with a value of approximately 15x his base salary at the time of award, the Company’s Chief Operating Officer to retain shares or in-the-money vested options with a value of approximately 10x his base salary at the time of award, Executive Vice Presidents to retain shares or in-the-money vested options with a value of approximately 7x their respective base salaries at the time of award, operating unit Presidents to retain shares or in-the-money vested options with a value of approximately 3x their respective base salaries at the time of award, operating unit staff to retain shares or in-the-money vested options with a value of approximately 1.5x their respective base salaries at the time of award and directors to hold shares or in-the-money vested options with a value of $150,000. Specifically, Mr. Howley will be required to maintain shares or in-the-money vested options with a value of $9,500,000, Mr. Rufus will be required to maintain shares or in-the-money vested options with a value of $2,000,000, Mr. Laubenthal will be required to maintain shares or in-the-money vested options with a value of $4,000,000,

Mr. Riley was required to maintain shares or in-the-money vested options with a value of $1,750,000, and Mr. Iversen will be required to maintain shares or in-the-money vested options with a value of $1,750,000.

New option holders will have five years to meet their holding requirements. If a holding requirement has been met but is no longer met by an option holder because of a decline in value of the Company’s common stock, the option holder will have three years to come back into compliance with the holding requirement.

Dividend Equivalent Rights

In conjunction with the Company’s 2003 Stock Option Plan and the Stock Incentive Plan, the Company provides participants in the plans the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. The applicable dividend equivalent plans provide that if the Company declares a dividend on its common stock in the ordinary course of business or in connection with a recapitalization or similar corporate event or certain Corporate Transactions (as defined in the Dividend Equivalent Plans), participants who hold stock options granted under the 2003 Stock Option Plan and the Stock Incentive Plan are eligible to receive either a cash dividend equivalent payment or a reduction of the exercise price of unvested stock options. As defined in the dividend equivalent plans, “Corporate Transaction” means a transaction that qualified as a “corporate transaction” for purposes of the Treasury Regulations, including a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, certain distributions (other than ordinary dividends, stock splits or stock dividends) or a change in the terms or number of outstanding shares, and certain other corporate events as prescribed by the Commissioner of the Internal Revenue Service for purposes of the Treasury Regulations.

Participants who hold vested stock options at the time any such dividend is declared are eligible to receive a cash dividend equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had his or her vested stock option been fully exercised immediately prior to such declaration. Participants who hold unvested stock options at the time the Company declares a dividend in the ordinary course of business or in connection with a recapitalization or similar corporate event (other than a Corporate Transaction), are eligible to receive a cash dividend equivalent payment equal to the amount such participant would otherwise have been entitled to receive had his or her unvested stock option been fully vested and exercised immediately prior to such declaration; provided, such payment is not to be made until the date such stock option vests pursuant to its terms and in no event later than two and one-half months after the end of the taxable year in which the option vests.

If the Company declares a dividend in connection with a Corporate Transaction, participants who hold outstanding unvested stock options will have the exercise price of any such option reduced by the amount of such dividend per share pursuant to the replacement or assumption of such options by new options pursuant to the Corporate Transaction. If the exercise price of an option is so reduced, the participant will not receive any cash dividend equivalent payment with respect to any dividend paid in connection with such Corporate Transaction. If the Compensation Committee determines that reducing the exercise price of unvested options is prohibited by law, regulation, NYSE rule or the Plan or creates a material adverse consequence for the Company, or if for any other reason the exercise price is not so reduced in connection with the declaration of a dividend in a Corporate Transaction, then the dividend equivalent payment will be paid in cash as such stock option vests pursuant to its terms but not later than two and one-half months after the end of the taxable year in which the option vests.

In fiscal 2011, Messrs. Howley, Rufus, Laubenthal, Riley and Iversen received $838,440, $157,208, $225,331, $83,844 and $62,883, respectively, in dividend equivalent payments relating to the special dividend declared in October 2009.

Perquisites

In 2011, the named executive officers received certain perquisites. These items are more fully discussed below in the Summary Compensation Table.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. That agreement was set to expire in July 2008, and the Company and Mr. Howley entered into an amended and restated employment agreement with Mr. Howley effective April 2008. The agreement was again amended and restated, and the term extended, in February 2011.

Prior to the Company’s initial public offering, in November 2005, the Company entered into similar employment agreements with Messrs. Laubenthal and Rufus to ensure their continuity with the Company. Those agreements were amended effective February 2011. In addition, the Company entered into similar employment agreements with the remaining executive officers, including Messrs. Riley and Iversen, in February 2011 to ensure their continuity with the Company as well.

For a description of the employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Consideration of Say-On-Pay Advisory Vote

At our 2011 annual meeting of stockholders, approximately 98% of our stockholders who voted on the “say-on-pay” proposal approved the compensation we pay to our named executive officers. The Compensation Committee believes that the stockholder vote strongly supports our compensation philosophy. Therefore, we have not modified our practices or philosophy in any manner as a result of last year’s advisory vote.

Also at our 2011 annual meeting, our stockholders expressed support for conducting the foregoing “say-on-pay” vote annually. Consistent with that vote, we are conducting an annual, non-binding advisory vote on the compensation of our named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks And Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2011 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2011	690,000	1,000,000	17,855,610	1,119,536	20,665,146
Chairman and Chief Executive Officer	2010	611,250	575,000	—	9,769,530	10,955,780
	2009	577,500	525,000	8,346,400	2,308,243	11,757,143
Gregory Rufus,	2011	362,083	280,000	2,800,880	201,180	3,644,143
Executive Vice	2010	295,750	185,000	—	884,252	1,365,002
President, Chief Financial Officer and Secretary	2009	279,750	167,500	1,564,950	344,183	2,356,383
Raymond F. Laubenthal,	2011	455,833	500,000	4,551,430	254,066	5,761,329
President and Chief	2010	364,375	250,000	—	2,501,360	3,115,735
Operating Officer	2009	343,125	220,000	2,243,095	1,054,552	3,860,772
James Riley,	2011	319,167	260,000	3,116,620	114,799	3,781,419
Executive Vice President	2010	260,000	145,000	796,590	1,046,585	2,248,175
	2009	226,250	120,000	834,640	459,015	1,639,905
Bernt G. Iversen, II,	2011	260,000	201,500	3,755,115	86,436	4,303,051
Executive Vice President	2010	207,500	100,000	—	1,090,006	1,397,506
	2009	194,992	100,000	625,980	168,040	1,089,012

(1)	The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2011 for information on the grant date fair value of awards and a description of the assumptions used in that computation.
(2)	Amounts shown for Mr. Howley include $838,440 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009. They also include the incremental cost to the Company relating to personal use by Mr. Howley of an aircraft under a corporate contract for aircraft services in the amount of $200,632. Incremental cost is the amount billed to the Company by its service provider for the specific flight. In addition, amounts include $14,292 in 401(k) contributions by the Company, $33,500 in fees related to planning and preparing Mr. Howley’s tax returns and managing his financial affairs, $12,516 in country club dues and $20,156 for an automobile for Mr. Howley’s use.

Amounts for Mr. Rufus include: $157,208 in divided equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $14,292 in 401(k) contributions by the Company, $10,151 in country club dues and $19,529 for an automobile for Mr. Rufus’s use.

Amounts for Mr. Laubenthal include: $225,331 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $14,292 in 401(k) contributions by the Company, $532 in country club dues and $13,911 for an automobile for Mr. Laubenthal’s use.

Amounts for Mr. Riley include: $83,844 in divided equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $14,292 in 401(k) contributions by the Company, $7,252 in country club dues and $9,411 for an automobile for Mr. Riley’s use.

Amounts for Mr. Iversen include: $62,883 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $4,900 in 401(k) contributions by the Company, $5,227 in country club dues and $13,426 for an automobile for Mr. Iversen’s use.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2011 to the named executive officers. None of the named executive officers received non-equity incentive plan awards or restricted stock.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Exercise Price of Options	Grant Date Fair Value of Option Awards
			Threshold (#)(3)(5)	Target (#)(4)(5)	Maximum (#)
W. Nicholas Howley	3/4/2011	(1)	127,500	510,000	510,000	$82.67	$17,855,610
Gregory Rufus	3/4/2011	(1)	20,000	80,000	80,000	$82.67	$2,800,880
Raymond F. Laubenthal	3/4/2011	(1)	32,500	130,000	130,000	$82.67	$4,551,430
James Riley(5)	11/12/2010	(2)	9,063	25,000	25,000	$65.41	$665,850
	3/4/2011	(1)	17,500	70,000	70,000	$82.67	$2,450,770
Bernt G. Iversen II	12/10/2010	(2)	18,125	50,000	50,000	$70.45	$1,479,400
	3/4/2011	(1)	16,250	65,000	65,000	$82.67	$2,275,715

(1)	Represents options that vest as follows: 12.5% if the annual operational performance (“AOP”) as hereinafter defined is at least $56.22 per diluted share and up to 50% if the AOP is at least $84.44 per diluted share on September 30, 2014 and 12.5% if the AOP is at least $61.84 per diluted share and up to 50% if the AOP is at least $99.22 per diluted share on September 30, 2015. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by a formula in the option agreement. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) a market multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2014 because of a shortfall in AOP may vest in 2015 if there is an excess of AOP in such year. In addition, any excess AOP in 2012 or 2013 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(2)	Represents options that vest as follows: (a) 3.75% if the AOP as defined in note 1 was at least $43.20 per diluted share and up to 15% if the AOP was at least $53.20 per diluted share on September 30, 2011 (the AOP for fiscal 2011 was $65.40 so 15% of the options vested as of September 30, 2011); (b) 3.75% if the AOP is at least $48.50 per diluted share and up to 15% if the AOP is at least $63.80 per diluted share on September 30, 2012; (c) 3.75% if the AOP is at least $54.70 per diluted share and up to 15% if the AOP is at least $76.50 per diluted share on September 30, 2013; (d) 3.75% if the AOP is at least $61.50 per diluted share and up to 15% if the AOP is at least $91.80 per diluted share on September 30, 2014; (e) 3.75% if the AOP is at least $69.19 per diluted share and up to 15% if the AOP is at least $110.15 per diluted share on September 30, 2015. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15%, the percentage of options that will vest will be in between 3.75% and 15% and will be determined by a formula in the option agreement. In addition, at the end of fiscal 2015, an additional 25% will vest if the Company’s cumulative operations performance is at least $395.45. If the cumulative operational amount is at least $277.09, an additional 6.25% will vest. If the cumulative operational amount is at least $277.09 but less than $395.45, the percentage of options that will vest will be determined by linear interpolation. Any options that do not vest in any year because of a shortfall in AOP may vest in one of the two following years if there is an excess of AOP in any such year. In addition, any excess AOP in any year may be carried forward to make up any deficiencies in any of the following two years. In no event may any amounts be used in calculating current year, prior year or future year AOP more than once.
(3)	For the options granted to Messrs. Riley and Iversen in calendar year 2010, calculated to represent the entire amount already vested as of September 30, 2011, plus the amount that would vest if all of the minimum AOPs were met in years 2012 through 2015 and if the minimum cumulative operational amount was met. Actual amounts would be lower if annual or cumulative performance requirements are not met. For all others, calculated to represent the amount that would vest if all of the minimum AOPs were met in years 2014 and 2015. Actual amounts could be lower if annual or cumulative performance requirements are not met.

(4)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.
(5)	Mr. Riley resigned from the Company on December 31, 2011 so only the 3,750 shares that already vested as of September 30, 2011 from the November 12, 2010 grant will vest. The options to purchase the remaining shares have been forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2011 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(5)	510,621	—		6.68	08/05/2013
	5,834	—		13.37	08/05/2013
	360,000	440,000	(1)	27.08	11/17/2018
	—	510,000	(2)	82.67	03/04/2021

Gregory Rufus	30,671	—		6.68	08/05/2013
	6,283	—		13.37	07/19/2012
	748	—		13.37	08/05/2013
	29,920	—		13.37	10/01/2015
	20,000	—		25.60	12/01/2016
	67,500	82,500	(1)	27.08	11/17/2018
	—	80,000	(2)	82.67	03/04/2021

Raymond F. Laubenthal	54,480	—		6.68	08/05/2013
	748	—		13.37	08/05/2013
	194,480	—		13.37	10/01/2015
	96,750	118,250	(1)	27.08	11/17/2018
	—	130,000	(2)	82.67	03/04/2021

James Riley(6)	8,884	—		6.68	08/05/2013
	6,179	—		8.52	12/30/2014
	85,288	—		13.37	10/01/2015
	12,500	—		25.60	12/01/2016
	36,000	44,000	(1)	27.08	11/17/2018
	13,500	31,500	(3)	41.79	11/16/2019
	3,750	21,250	(4)	65.41	11/12/2020
	—	70,000	(2)	82.67	03/04/2021

Bernt G. Iversen, II	60	—		13.37	08/05/2013
	62,500	—		22.21	06/15/2016
	27,000	33,000	(1)	27.08	11/17/2018
	7,500	42,500	(4)	70.45	12/10/2020
	—	65,000	(2)	82.67	03/04/2021

(1)

Represents options that vest as follows: (a) 3.75% of the total award if the annual operating performance (“AOP”), as hereinafter defined, was at least $38.40 per diluted share and up to 15% of the total award if the AOP was at least $44.30 per diluted share on September 30, 2010 (the AOP for fiscal 2010 was $43.63 so 91.5% of the options eligible to vest vested as of September 30, 2010); (b) 3.75% of the total award if the AOP is at least $42.24 per diluted share and up to 15% of the total award if the AOP is at least $52.05 per diluted share on September 30, 2011 (the AOP for fiscal 2011 was $65.40 so 15% the total award vested as of September 30, 2011 and the remaining options that were eligible to vest in 2010 also vested through the “look back” provisions); (c) 3.75% of the total award if the AOP is at least $46.46 per diluted share and up to 15% of the total award if the AOP is at least $61.16 per diluted share on September 30, 2012; (d) 3.75% of the total award if the AOP is at least $51.11 per diluted share and up to 15% of the total award if the AOP is at least $71.86 per diluted share on September 30, 2013. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15%, the percentage of options that will vest will be in between 3.75% and 15% and will be determined by a formula in the option agreement. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) a market multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. In addition, at the end of fiscal 2013, an additional 25% will vest if the Company’s cumulative operational performance is at least $273.94. If the cumulative operational amount is at least $219.98, an additional 6.25% will vest. If the cumulative operational amount is at least $219.98 but less than $273.94, the percentage of options that will vest will be determined by linear interpolation. Any options that do not vest in any year because of a shortfall in AOP may vest in one of the two following years if there is an excess of AOP in any such year. In addition, any excess AOP in any year may be carried forward to make up any deficiencies in any of the following two years. In no event may any amounts be used in calculating current year, prior year or future year AOP more than once.

(2)	Represents options that vest as follows: 12.5% of the total award if the AOP, as defined in note 1, is at least $56.22 per diluted share and up to 50% of the total award if the AOP is at least $84.44 per diluted share on September 30, 2014 and 12.5% of the total award if the AOP is at least $61.84 per diluted share and up to 50% of the total award if the AOP is at least $99.22 per diluted share on September 30, 2015. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by a formula in the option agreement. Any options that do not vest in 2014 because of a shortfall in AOP may vest in 2015 if there is an excess of AOP in such year. In addition, any excess AOP in 2012 or 2013 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(3)	Represents options that vest as follows: (a) 3.75% of the total award if the AOP, as defined in note 1, was at least $38.40 per diluted share and up to 15% of the total award if the AOP was at least $44.30 per diluted share on September 30, 2010 (the AOP for fiscal 2010 was $43.63 so 91.5% of the options eligible to vest vested as of September 30, 2010); (b) 3.75% of the total award if the AOP is at least $42.24 per diluted share and up to 15% of the total award if the AOP is at least $52.05 per diluted share on September 30, 2011 (the AOP for fiscal 2011 was $65.40 so 15% of the total award vested as of September 30, 2011 and the remaining options that were eligible to vest in 2010 also vested through the “look back” provisions); (c) 3.75% of the total award if the AOP is at least $46.46 per diluted share and up to 15% if the AOP is at least $61.16 per diluted share on September 30, 2012; (d) 3.75% of the total award if the AOP is at least $51.11 per diluted share and up to 15% of the total award if the AOP is at least $71.86 per diluted share on September 30, 2013; and (e) 3.75% of the total award if the AOP is at least $56.22 per diluted share and up to 15% of the total award if the AOP is at least $84.44 per diluted share on September 30, 2014. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15%, the percentage of options that will vest will be in between 3.75% and 15% and will be determined by a formula in the option agreement. In addition, at the end of fiscal 2014, and additional 25% will vest if the Company’s cumulative operational performance is at least $313.82. If the cumulative operational amount is at least $234.44, an additional 6.25% will vest. If the cumulative operational amount is at least $234.44 but less than $313.82, the percentage of options that will vest will be determined by linear interpolation. Any options that do not vest in any year because of a shortfall in AOP may vest in one of the two following years if there is an excess of AOP in any such year. In addition, any excess AOP in any year may be carried forward to make up any deficiencies in any of the following two years. In no event may any amounts be used in calculating current year, prior year or future year AOP more than once.
(4)

Represents options that vest as follows: (a) 3.75% of the total award if the AOP is at least $42.24 per diluted share and up to 15% of the total award if the AOP is at least $52.05 per diluted share on September 30, 2011 (the AOP for fiscal 2011 was $65.40 so 15% of the total award vested as of September 30, 2011); (b) 3.75% of the total award if the AOP is at least $46.46 per diluted share and up to 15% if the AOP is at least $61.16 per diluted share on September 30, 2012; (d) 3.75% of the total award if the AOP is at least $51.11 per diluted share and up to 15% of the total award if the AOP is at least $71.86 per diluted share on September 30, 2013; (d) 3.75% of the total award if the AOP is at least $56.22 per diluted share and up to

15% of the total award if the AOP is at least $84.44 per diluted share on September 30, 2014; and (e) 3/75% of the total award if the AOP is at least $61.84 per diluted share and up to 15% of the total award if the AOP is at least $99.22 per share on September 30, 2015. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15%, the percentage of options that will vest will be in between 3.75% and 15% and will be determined by a formula in the option agreement. In addition, at the end of fiscal 2015, and additional 25% will vest if the Company’s cumulative operational performance is at least $368.74. If the cumulative operational amount is at least $257.88, an additional 6.25% will vest. If the cumulative operational amount is at least $257.88 but less than $368.74, the percentage of options that will vest will be determined by linear interpolation. Any options that do not vest in any year because of a shortfall in AOP may vest in one of the two following years if there is an excess of AOP in any such year. In addition, any excess AOP in any year may be carried forward to make up any deficiencies in any of the following two years. In no event may any amounts be used in calculating current year, prior year or future year AOP more than once.

(5)	The options included for Mr. Howley reflect 34,439 options exercisable at a price of $6.68, 598 options exercisable at a price of $13.37, and 30,000 options, of which 13,500 are currently exercisable, at a price of $27.08, in each case owned by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(6)	Mr. Riley resigned as of December 31, 2011 so all unexerciseable options reported herein have been forfeited.

Option Exercises in 2011 and 2011 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2011. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley(1)	476,000	35,426,675
Gregory Rufus	—	—
Raymond F. Laubenthal	40,000	2,890,923
James Riley	7,500	624,900
Bernt G. Iversen, II	37,739	2,259,121

(1)	Includes exercises of 65,000 shares at a realized value of $4,766,710 by Bratenahl Investment, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficially ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2011, Mr. Howley had no unpaid but accrued salary and benefits.

If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2011, he would have received approximately $2,649,961 in base salary, bonus and benefits.

In addition, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 vesting in 2009 through 2013 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would be spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2011, 264,000 options would be permitted to continue to vest in accordance with their terms.

As also required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreement of March 2011 granting him 510,000 options vesting in 2014 and 2015 has similar provisions with regard to post-employment vesting. Therefore, if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2013 but prior to April 25, 2014, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2014 but prior to April 25, 2015, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2015, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2011, 102,000 options would be permitted to continue to vest in accordance with their terms.

Pursuant to the terms of their respective employment agreements, if Mr. Laubenthal, Mr. Rufus or Mr. Iversen is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. Mr. Riley had a similar employment agreement as of September 30, 2011, but he resigned from the Company as of December 31, 2011. As of September 30, 2011, none of Mr. Laubenthal, Mr. Rufus, Mr. Riley or Mr. Iversen had unpaid but accrued base salary or benefits. If Mr. Laubenthal, Mr. Rufus or Mr. Iversen is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, for such 12-month period, the Company will continue his car allowance and club membership (at a monthly cost not to exceed the cost on the date of termination). Further, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Mr. Riley’s employment agreement contained similar provisions. Thus, if Mr. Laubenthal had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2011, he would have received approximately $783,685 in base salary, bonus and benefits; if Mr. Rufus had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2011, he would have received approximately $618,853 in base salary, bonus and benefits; if Mr. Riley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2011, he would have received approximately $520,836 in base salary, bonus and benefits; and if Mr. Iversen had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2011, he would have received approximately $432,598 in base salary, bonus and benefits. As stated above, Mr. Riley resigned from the Company as of December 31, 2011; as such, he did not receive any payments other than accrued base salary and benefits.

In addition, the most recent option grants (which vest in 2014 and 2015) for Messrs. Laubenthal, Rufus, Riley and Iversen have post-employment vesting provisions similar to those described above for Mr. Howley. The applicable option agreements provide that if the executive’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2011 but prior to October 1, 2012, 20% of the remaining unvested options may continue to vest in accordance with their terms; if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2012 but prior to October 1, 2013, 40% of the remaining unvested options may continue to vest in accordance with their terms; if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2013 but prior to October 1, 2014, 60% of the remaining unvested options may continue to vest in accordance with their terms; if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2014 but prior to October 1, 2015, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2015, 100% of the remaining options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would be spread ratably over the remaining performance vesting schedule and time vesting schedule. If Mr. Laubenthal, Mr. Rufus, Mr. Riley or Mr. Iversen had died, become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2011, none of his options would be permitted to continue to vest in accordance with their terms. Mr. Riley voluntarily resigned as of December 31, 2011; as such, his options were forfeited and will not be subject to any post-employment vesting.

The Company’s 2003 Stock Option Plan had provisions for accelerated vesting of performance based options under certain circumstances on a change of control and the Company’s Stock Incentive Plan has provisions for accelerated vesting in certain circumstances on a change in control. In addition, all named executive officers are entitled to gross-ups for any excise tax due in connection with a change in control for grants made under the Stock Incentive Plan. As of September 30, 2011, all performance based options held by the named executive officers under the 2003 Stock Option Plan had vested. However, if a change in control had occurred on that date and the price was at least $56.87, Messrs. Howley, Rufus, Laubenthal, Riley and Iversen

would have had 950,000, 162,500, 248,250, 166,750 and 140,500 options, respectively, vest, with a realized value of $24,019,600, $4,503,675, $6,455,268, $4,003,705 and $2,278,320, respectively (assuming the change in control price was $81.67, the closing price of the Company’s stock on the NYSE on September 30, 2011), and no tax gross-ups would have been required. The foregoing amounts assume that the options that actually vested as of September 30, 2011 (subject to validation by the compensation committee that the performance targets had been met, which occurred in November 2011), were vested as of September 30, 2011 and were not accelerated pursuant to a change in control. Had a transaction actually occurred on September 30, 2011, tax regulations might have required those options to be deemed accelerated by the change in control; however, even if that were the case, no tax gross-up would have been required except for Mr. Riley who would have received a gross-up of $3,149,450.

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2011, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)		Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley	26,669,561	(3)	—	2,649,961	2,649,961	2,649,961	—
Gregory Rufus	4,503,675		—	618,853	618,853	618,853	—
Raymond F. Laubenthal	6,455,268		—	783,685	783,685	783,685	—
James Riley(4)	4,003,705		—	520,836	520,836	520,836	—
Bernt G. Iversen, II	2,278,320		—	432,598	432,598	432,598	—

(1)	Except for Mr. Howley (see note (3)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause. Amounts assume that the options that actually vested as of September 30, 2011 (subject to validation by the Compensation Committee that the performance targets had been met, which occurred in November 2011), were vested as of September 30, 2011 and were not accelerated pursuant to a change in control.
(2)	Amounts for Messrs. Rufus’s, Laubenthal’s, Riley’s and Iversen’s car allowance and country club dues were based on actual amounts paid in fiscal 2011, but actual amounts paid upon a termination could differ.
(3)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.
(4)	Mr. Riley voluntarily resigned from the Company on December 31, 2011.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. That employment agreement was to expire on July 23, 2008 and Mr. Howley and the Company entered into a new employment agreement to serves as Chief Executive Officer and Chairman of the Board of the Company, replacing the 2003 agreement, in May 2008 (effective April 25, 2008, the date the Board substantively approved the agreement). The employment agreement was again amended and restated on February 23, 2011 and the term was extended through December 31, 2015. Effective as of October 1, 2005, Mr. Howley ceased serving as the President of the Company, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Unless earlier terminated by the Company or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on December 31, 2015. However, unless the Company or Mr. Howley elects not to renew the current term, upon the expiration of the current term, Mr. Howley’s employment agreement will automatically be extended for an additional one-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $740,000 in calendar year 2011 and no less than $873,443 in calendar year 2012. The annual base salary is subject to annual review but may be increased and not decreased subject to such review. As of September 30, 2011, Mr. Howley’s annual base salary was $740,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in the Company’s annual cash bonus plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by the Company of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by the Company of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such expenses do not exceed $33,500 per year. Through December 31, 2013, Mr. Howley is entitled to use a Company-provided airplane for personal use up to 12 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code. The most recent amended and restated employment agreement provides that the foregoing benefit relating to airplane use will terminate December 31, 2013.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Howley’s employment is terminated:

•

without cause (where “cause” is defined as the repeated failure by Mr. Howley, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Howley that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or Mr. Howley’s conviction of, or pleading “guilty” or “no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries),

•	by Mr. Howley for certain enumerated good reasons, which include:

•	a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent,

•	a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent, or

•	Mr. Howley is not re-elected to the Board of Directors, or

•	the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of the employment agreement by the Company), or

•

there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as hereinafter defined) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed. As used in Mr. Howley’s employment agreement, “change in control” means (A) a change in ownership or control of the Company effected through a transaction or series of transactions (other than a public offering) including by way of merger, consolidation or otherwise, whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition or (B) individuals who, as of February 23, 2011, were members of the Board of Directors of the Company (together with any successor director who was approved by two-thirds of such existing directors) cease to constitute 50% of the members of the Board of Directors or (C) the consummation of a complete liquidation or dissolution of the Company or (D) the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

•

due to his death or disability (which is defined as the inability of Mr. Howley to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease), the Company will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination.

In addition, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 vesting in 2009 through 2013 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would be spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2011, 264,000 options would be permitted to continue to vest in accordance with their terms.

As also required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreement of March 2011 granting him 510,000 options vesting in 2014 and 2015 has similar provisions with regard to post-employment vesting. Therefore, if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2013 but prior to April 25, 2014, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2014 but prior to April 25, 2015, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2015, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2011, 102,000 options would be permitted to continue to vest in accordance with their terms.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

On November 18, 2005, Raymond Laubenthal and Gregory Rufus entered into employment agreements with the Company, effective October 1, 2005, to serve as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer, respectively, of the Company. The employment agreements were amended to conform with the provisions of Section 409A under the Internal Revenue Code on October 29, 2008. The initial terms of Mr. Laubenthal’s and Mr. Rufus’ employment agreements expired on October 1, 2010 but were automatically extended for an additional two year period. On February 24, 2011 Mr. Laubenthal and Mr. Rufus entered into new amended and restated employment agreement with the Company extending the term of the agreement through October 1, 2015, in the case of Mr. Laubenthal and December 31, 2015, in the case of

Mr. Rufus. Also On February 24, 2011, Messrs., James Rile and Bernt Iverson entered into employment agreements with the Company to serve as Executive Vice President of the Company. Unless earlier terminated by the Company of Mr. Iverson, the terms of Mr. Iversen’s agreement extends until October 1, 2016. Mr. Riley resigned as of December 31, 2011 so his employment agreement is of no further force and effect.

Unless the Company or the executive elects not to renew the term, upon expiration of the current term of each executive’s employment agreement, the agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreements, Mr. Laubenthal is entitled to receive an annual base salary of no less than $500,000, Mr. Rufus was entitled to receive an annual base salary of no less than $395,000, Mr. Riley is entitled to receive an annual base salary of no less than $350,000 and Mr. Iversen is entitled to receive an annual base salary of no less than $310,000, each of which annual base salary is subject to annual review but may be increased and not decreased subject to such review. As of September 30, 2011, Mr. Laubenthal’s, Mr. Rufus’, Mr. Riley’s and Mr. Iversen’s respective annual base salaries were $500,000, $395,000, $350,000 and $310,000. In addition, under the terms of their respective employment agreements, Mr. Laubenthal, Mr. Rufus, Mr. Riley and Mr. Iversen are entitled to participate in the Company’s annual cash bonus plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Under the terms of their respective employment agreement, Messrs. Laubenthal, Rufus and Iversen, and Mr. Riley was, also entitled to certain perquisites, including an annual automobile allowance and the payment by the Company of certain membership fees in respect of one country club of the executive’s choice.

The employment agreements provide that if Mr. Laubenthal, Mr. Rufus or Mr. Iversen is, or Mr. Riley was, terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•

without cause (which is defined as the repeated failure by the executive officer, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by the executive officer that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	by the executive officer for certain enumerated good reasons, which include:

•	a material diminution in the his title, duties or responsibilities, without his prior written consent,

•	a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company, or

•

due to his death or disability (which is defined as the executive officer’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which the executive officer is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), the Company will pay (or would have paid) the executive officer, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s), if any, plus the executive officer’s annual automobile allowance. In addition, the Company will offer (or would have offered) to the executive officer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to him that is not greater than the monthly cost that he is charged for coverage as of the date of termination and the Company will reimburse the executive officer monthly for membership fees in one country club, not to exceed in any month one-twelfth of the monthly fees he is entitled to have reimbursed as of the date of termination. During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

Information regarding employment agreements with several of the Company’s executive officers is set forth under “Executive Compensation—Employment Agreements.”

Sale of Aero Quality Systems Business to Satair A/S

Until October 2011, Mr. Howley was a director of Satair A/S, a Danish public company, a distributor of aerospace products, including the Company’s products. In April 2011, the Company sold its Aero Quality Sales division to Satair for approximately $32 million in cash. Mr. Howley disclosed his relationship to Satair to the Company’s board of directors and abstained from the related vote.

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2011, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Howley filed a late form 4 on May 24, 2011 relating to option exercises and sales that occurred on May 19, 2011 due to an administrative error, Messrs. Riley and Iversen filed late forms on November 15, 2011 relating to option grants on November 12, 2010, respectively, due to oversight on the part of Counsel responsible for the filing.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1,

“Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2011 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Douglas W. Peacock

Robert Small

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so for the fiscal year ending September 30, 2012. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2010 and 2011 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $1,567,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year 2010 and approximately $2,226,000 during fiscal year 2011.

Audit-Related Fees

Ernst & Young billed the Company approximately $394,000 in fees for professional services rendered during the fiscal year ended September 30, 2010 and approximately $386,000 during the fiscal year ended September 30, 2011. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $377,000 in fees for professional services rendered for the fiscal year ended September 30, 2010 and approximately $956,000 for the fiscal year ended September 30, 2011. Such services principally included assistance and consultation provided to the Company in connection with tax planning matters, mergers and acquisitions and tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2010 and September 30, 2011 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors, and has provided blanket approval for acquisition-related services less than $100,000. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. 100% of non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at the Company’s 2013 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at its principal executive offices at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 by September 25, 2012. The proposal should be sent to the attention of the Secretary of the Company.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2013 Annual Meeting of Stockholders between October 26, 2012 and November 25, 2012. The Company must receive the notice of a stockholder’s intention to propose an item of business, other than a director nomination, at the Company’s 2013 Annual Meeting of Stockholders between November 25, 2012 and December 25, 2012. The chairman of the 2013 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A stockholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 23, 2012

TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
				☐	☐	☐
1.	Election of Directors Nominees
01	W. Nicholas Howley	02	William Dries		03	Robert Small

The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain
2	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.								☐	☐	☐
3	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2012.								☐	☐	☐
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof

For address change/comments, mark here. (see reverse for instructions)							☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date						Signature (Joint Owners)	Date

0000120037_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

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TRANSDIGM GROUP INCORPORATED

Annual Meeting of Stockholders

February 23, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 3, 2012 at the Annual Meeting of Stockholders to be held on February 23, 2012, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 23, 2012 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors,” FOR Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants).

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000120037_2    R1.0.0.11699